Exhibit 5.9

CONSENT OF EXPERT

The undersigned hereby consents to all references to the undersigned’s name included or incorporated by reference in the Company’s Form F-10 Registration Statement being filed with the United States Securities and Exchange Commission, and any amendments thereto, in connection with certain technical and scientific information described therein.

/s/ Guoliang Ma
Guoliang Ma, P.Geo.
November 30, 2020